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2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Vice President of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS COMMENTS ON ISS RECOMMENDATION

Houston, TX, April 16, 2019 - Weingarten Realty Investors (NYSE:WRI) issued the following statement in response to Institution Shareholder Services Inc.’s (“ISS”) recommendation against Proposal Three: Advisory Proposal to Approve Executive Compensation to be voted on at the 2019 Annual Meeting.

“ISS has raised two issues. First, they indicate that existing Change In Control (CIC) agreements provide for automatic accelerated vesting upon a change-in-control event. This is an error as the agreements have always been ‘dual trigger’,” said Drew Alexander, Chairman, President and Chief Executive Officer.

“Furthermore, the ‘excise tax gross up’ provision in question has been a part of the Change In Control (CIC) agreements for Steve Richter (Executive Vice President and Chief Financial Officer) and Johnny Hendrix (Executive Vice President and Chief Operating Officer) for over 20 years. This provision is no longer supported by ISS; however, existing agreements were grandfathered. The agreements were recently amended to extend the defined service period beyond the age of 65. No other part of the agreement was modified.”

“We encourage shareholders to vote FOR Proposal Three: Advisory Proposal to Approve Executive Compensation.”

About Weingarten Realty Investors
Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At December 31, 2018, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 178 properties which are located in 17 states spanning the country from coast to coast. These properties represent approximately 35.1 million square feet of which our interests in these properties aggregated approximately 22.9 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, volume and pricing of properties held for disposition, volume and pricing of acquisitions, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the ranges indicated. The above ranges represents management’s estimate of results based upon these assumptions as of the date of this press release. Accordingly, there is no assurance that our projections will be realized.